Exhibit 10.4

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is made as of April 27, 2018, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAREPTA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Lease Agreement dated as of June 25, 2013, as amended by that certain First Amendment to Lease dated as of November 13, 2013 (“First Amendment”), as further amended by that certain Second Amendment to Lease dated as of February 18, 2014, as further amended by that certain Third Amendment to Lease dated as of July 31, 2014 (“Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of August 28, 2014, and as further amended by that certain Fifth Amendment to Lease dated as of November 7, 2014, and as further amended by that certain Sixth Amendment to Lease dated as of November 30, 2016 (the “Sixth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises containing approximately 88,459 rentable square feet (the “Existing Premises”) in a building located at 215 First Street, Cambridge, Massachusetts.  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.

Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding approximately 63,698 rentable square feet of office space in the Building.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Sixth and Seventh Expansion Premises.  In addition to the Existing Premises, (a) commencing on the Sixth Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the “Sixth Expansion Premises” consisting of (i) that certain portion of the fourth floor of the Building consisting of approximately 28,258 rentable square feet (the “Fourth Floor Sixth Expansion Premises”), (ii) that portion of the lower level of the Building consisting of approximately 2,395 rentable square feet (the “Lower Level Sixth Expansion Premises”), (iii) that portion of the third floor of the Building consisting of approximately 29,352 rentable square feet (the “Third Floor Sixth Expansion Premises”), and (iv) that portion of the first floor of the Building consisting of approximately 883 rentable square feet (the “First Floor Sixth Expansion Premises”), and (b) commencing on the Seventh Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the “Seventh Expansion Premises” consisting of that certain portion of the first floor of the Building, consisting of approximately 2,810 rentable square feet, all as shown on Exhibit A attached hereto.

2.	Delivery.

a.Sixth Expansion Premises.  The “Sixth Expansion Premises Commencement Date” shall be the day that is 1 business day after the mutual execution and delivery of this Seventh Amendment by the parties.  Landlord shall deliver the Sixth Expansion Premises to Tenant on the Sixth Expansion Premises Commencement Date free of all tenants and occupants, broom clean and free of debris and personal property. The “Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date” shall be July 1, 2018.  Tenant shall commence paying Base Rent with respect to the Third Floor Sixth Expansion Premises and the First Floor Sixth Expansion Premises on the Third Floor/First Floor Sixth Expansion Premises Commencement Date. The “Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date” shall be

October 1, 2018.  Tenant shall commence paying Base Rent with respect to the Fourth Floor Sixth Expansion Premises and the Lower Level Sixth Expansion Premises on the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date.

Except as set forth in this Seventh Amendment: (i) Tenant shall accept the Sixth Expansion Premises in their “as-is” condition as of the Sixth Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Sixth Expansion Premises (but the foregoing language shall not relieve Landlord from any or its maintenance obligations under the Lease); and (iii) Tenant’s taking possession of the Sixth Expansion Premises shall be conclusive evidence that Tenant accepts the Sixth Expansion Premises and that the Sixth Expansion Premises were in good condition at the time possession was taken.

b.Seventh Expansion Premises.  Landlord shall use reasonable efforts to deliver the Seventh Expansion Premises to Tenant free of all tenants and occupants, broom clean and free of debris and personal property on or before November 1, 2018.  If Landlord fails to timely deliver the Seventh Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Seventh Expansion Premises shall not be void or voidable.  Notwithstanding anything to the contrary contained herein, if Landlord fails to Deliver the Seventh Expansion Premises to Tenant by the December 1, 2018 (as such date may be extended for Force Majeure delays, the “Abatement Date”), then, unless such failure is due to a delay caused by Tenant, Base Rent payable with respect to the Seventh Expansion Premises commencing on the Seventh Expansion Premises Rent Commencement Date (as defined below) shall be abated 1 day for each day after the Abatement Date (as such date may be amended for Force Majeure delays) that Landlord fails to Deliver the Seventh Expansion Premises to Tenant in the condition required above.

The “Seventh Expansion Premises Commencement Date” shall be the day that Landlord delivers the Seventh Expansion Premises to Tenant free of all tenants and occupants, broom clean and free of debris and personal property.  The “Seventh Expansion Premises Rent Commencement Date” shall be the date that is 3 months after the Seventh Expansion Premises Commencement Date.

For the period of 60 consecutive days after the Seventh Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Seventh Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Except as set forth in this Seventh Amendment: (i) Tenant shall accept the Seventh Expansion Premises in their “as-is” condition as of the Seventh Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Seventh Expansion Premises (but the foregoing language shall not relieve Landlord from any or its maintenance obligations under the Lease); and (iii) Tenant’s taking possession of the Seventh Expansion Premises shall be conclusive evidence that Tenant accepts the Seventh Expansion Premises and that the Seventh Expansion Premises were in good condition at the time possession was taken.

c.General.  Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Sixth Expansion Premises Commencement Date, the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date, the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, the Seventh Expansion Premises Commencement Date and the expiration date of the Lease in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Tenant agrees and acknowledges that, except as otherwise set forth in this Seventh Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Sixth Expansion Premises or the Seventh Expansion Premises and/or the suitability of the Sixth Expansion Premises or the Seventh Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Sixth Expansion Premises or the Seventh Expansion Premises are suitable for the Permitted Use.

3.	Premises.

a.Commencing on the Sixth Expansion Premises Commencement Date, the defined terms for “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises:  That portion of the Project containing approximately 149,347 rentable square feet, consisting of (i) approximately 32,314 rentable square feet of laboratory and office space on the first and second floors of the Building, (ii) approximately 14,062 rentable square feet of office space on the fourth floor of the Building, (iii) approximately 15,077 rentable square feet of office space located on the fourth floor of the Building (“Expansion Premises”), (iv) approximately 2,038 rentable square feet located on the lower level of the Building (“Second Expansion Premises A”), (v) approximately 1,993 rentable square feet located on the lower level of the Building (“Second Expansion Premises B”), (vi) approximately 4,445 of laboratory and office space on the lower level of the Building (“Third Expansion Premises”), (vii) approximately 7,461 rentable square feet of space on the first and second floors of the Building (the “Fourth Expansion Premises”), (viii) approximately 11,069 rentable square feet of space on the first floor of the Building (the “Fifth Expansion Premises”), and (ix) the “Sixth Expansion Premises” consisting of (A) approximately 28,258 rentable square feet on the fourth floor of the Building (the “Fourth Floor Sixth Expansion Premises”), (B) approximately 2,395 rentable square feet on the lower level of the Building (“Lower Level Sixth Expansion Premises”), (C) approximately 29,352 rentable square feet on the third floor of the Building (the “Third Floor Sixth Expansion Premises”), and (D) approximately 883 rentable square feet on the first floor of the Building (the “First Floor Sixth Expansion Premises”), all as shown on Exhibit A.  The portions of the Premises reflected in sections (i) and (ii) above shall be collectively referred to herein as the ‘Original Premises’ and the portions of the Premises reflected in Sections (iv) and (v) shall be collectively referred to herein as the ‘Second Expansion Premises’.”

“Rentable Area of Premises:  149,347 sq. ft.”

As of the Sixth Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Sixth Expansion Premises described on Exhibit A attached to this Seventh Amendment.

b.Commencing on the Seventh Expansion Premises Commencement Date, the defined terms for “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises:  That portion of the Project containing approximately 152,157 rentable square feet, consisting of (i) approximately 32,314 rentable square feet of laboratory and office space on the first and second floors of the Building, (ii) approximately 14,062 rentable square feet of office space on the fourth floor of the Building, (iii) approximately 15,077 rentable square feet of office space located on the fourth floor of the Building (“Expansion

Premises”), (iv) approximately 2,038 rentable square feet located on the lower level of the Building (“Second Expansion Premises A”), (v) approximately 1,993 rentable square feet located on the lower level of the Building (“Second Expansion Premises B”), (vi) approximately 4,445 of laboratory and office space on the lower level of the Building (“Third Expansion Premises”), (vii) approximately 7,461 rentable square feet of space on the first and second floors of the Building (the “Fourth Expansion Premises”), (viii) approximately 11,069 rentable square feet of space on the first floor of the Building (the “Fifth Expansion Premises”), (ix) the “Sixth Expansion Premises” consisting of (A) approximately 28,258 rentable square feet on the fourth floor of the Building (the “Fourth Floor Sixth Expansion Premises”), (B) approximately 2,395 rentable square feet on the lower level of the Building (“Lower Level Sixth Expansion Premises”), (C) approximately 29,352 rentable square feet on the third floor of the Building (the “Third Floor Sixth Expansion Premises”), and (D) approximately 883 rentable square feet on the first floor of the Building (the “First Floor Sixth Expansion Premises”), and (x) the “Seventh Expansion Premises” consisting of approximately 2,810 rentable square feet, all as shown on Exhibit A.  The portions of the Premises reflected in sections (i) and (ii) above shall be collectively referred to herein as the ‘Original Premises’ and the portions of the Premises reflected in Sections (iv) and (v) shall be collectively referred to herein as the ‘Second Expansion Premises’.”

“Rentable Area of Premises:  152,157 sq. ft.”

As of the Seventh Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Seventh Expansion Premises described on Exhibit A attached to this Seventh Amendment.

4.	Base Rent.

a.Existing Premises.  Tenant shall continue to pay Base Rent with respect to the Existing Premises as provided in the Lease through January 31, 2021. On February 1, 2021, Tenant shall pay Base Rent with respect to the Existing Premises as provided in the schedule of Base Rent attached hereto as Exhibit E.  On each February 1st (each, a “Seventh Amendment Adjustment Date”) occurring thereafter, (i) Base Rent payable with respect to the Original Premises, the Fourth Expansion Premises and the Fifth Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Original Premises, the Fourth Expansion Premises and the Fifth Expansion Premises immediately before such Seventh Amendment Adjustment Date by 2% and adding the resulting amount to the Base Rent payable with respect to the Original Premises, the Fourth Expansion Premises and the Fifth Expansion Premises immediately before such Seventh Amendment Adjustment Date, and (ii) Base Rent payable with respect to the Second Expansion Premises and the Third Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Second Expansion Premises and the Third Expansion Premises immediately before such Seventh Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises and the Third Expansion Premises immediately before such Seventh Amendment Adjustment Date.

b.Third Floor/First Floor Expansion Premises.  Beginning on the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Third Floor Sixth Expansion Premises and the First Floor Sixth Expansion Premises in the amount of $53.00 per rentable square foot of the Third Floor Sixth Expansion Premises and the First Floor Sixth Expansion Premises per year.  Base Rent payable with respect to the Third Floor Sixth Expansion Premises and the First Floor Sixth Expansion Premises shall be increased on each Seventh Amendment Adjustment Date following the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date by 2% and adding the resulting amount to the Base Rent payable with respect to the Third Floor Sixth Expansion Premises and the First Floor Sixth Expansion Premises immediately before such Seventh Amendment Adjustment Date.

c.Fourth Floor/Lower Level Sixth Expansion Premises.  Beginning on the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Fourth Floor Sixth Expansion Premises in the amount of $43.00 per rentable square foot of the Fourth Floor Sixth Expansion Premises per year.  Base Rent payable with respect to the Fourth Floor Sixth Expansion Premises shall be increased on each Seventh Amendment Adjustment Date following the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date by 2% and adding the resulting amount to the Base Rent payable with respect to the Fourth Floor Sixth Expansion Premises.

Beginning on the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Lower Level Sixth Expansion Premises in the amount of $30.00 per rentable square foot of the Lower Level Sixth Expansion Premises per year.  Base Rent payable with respect to the Lower Level Sixth Expansion Premises shall be increased on each Seventh Amendment Adjustment Date following the Sixth Expansion Premises Rent Commencement Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Lower Level Sixth Expansion Premises.

d.Seventh Expansion Premises.  Beginning on the Seventh Expansion Premises Rent Commencement Date, Tenant shall pay Base Rent with respect to the Seventh Expansion Premises in the amount of $54.06 per rentable square foot of the Seventh Expansion Premises per year.  Base Rent payable with respect to the Seventh Expansion Premises shall be increased on each Seventh Amendment Adjustment Date following the Seventh Expansion Premises Commencement Date by 2% and adding the resulting amount to the Base Rent payable with respect to the Seventh Expansion Premises immediately before such Seventh Amendment Adjustment Date.

e.Base Rent Schedule.  A schedule of Base Rent is attached hereto as Exhibit E.

5.	Tenant’s Share.

a.Commencing on the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  32.37%”

b.Commencing on the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  40.72%”

c.Commencing on the Seventh Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  41.49%”

6.	Term.

a.Base Term.  The Base Term of the Lease is hereby extended through the “Expiration Date,” which shall be September 30, 2025.

b.Right to Extend Term.  For the avoidance of doubt, Section 40 of the original Lease shall continue in full force and effect provided, however, that Tenant may only exercise its Extension Rights (i) for the first Extension Term, with respect to not less than 75% of the entire then-existing Premises being leased by Tenant on the date that Tenant delivers written notice of its election to exercise its first Extension Right (provided that the Premises with respect to which the Lease is not extended shall, in Landlord’s reasonable discretion, be marketable to third parties taking into account all relevant factors such as size, configuration and location of such Premises), and (ii) for the second Extension Term, with respect to not less than 100% of the entire then-existing Premises being leased by Tenant on the date that Tenant delivers written notice of its election to exercise its second Extension Right.  The definition of “Market Rate” set forth in Section 40(a) is hereby deleted in its entirety and replaced with the following: “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) in comparable Class A lab/office buildings in East Cambridge for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including Tenant’s then-current use of each different portion of the Premises as laboratory or office space, tenant inducements, parking costs, proximity to amenities and public transit, leasing commissions, allowances or concessions, if any.

7.	Security Deposit.

a.Commencing on the date of this Seventh Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit:  $1,000,000”

Landlord currently holds a Security Deposit of $646,974 under the Lease.  Concurrently with Tenant’s delivery of a signed original of this Seventh Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $1,000,000 or an additional Letter of Credit in the amount of $353,026.

b.If, as of July 1, 2020, (i) Tenant is not in Default of the Lease, (ii) Tenant has not been in Default of this Lease at any time during the previous 12 months of the Term, and (iii) Tenant’s can reasonably demonstrate to Landlord that Tenant’s net worth as of July 1, 2020, is substantially similar to Tenant’s net worth as of the date of this Seventh Amendment (collectively, the “Reduction Requirements” and each a “Reduction Requirement”), then the Security Deposit shall be reduced to $500,000 (the “Reduced Security Deposit”).  If Tenant provides Landlord with a written request to Landlord for such reduction of the Security Deposit and is not then in Default of the Lease, then, so long as all of the Reduction Requirements have been met, Landlord shall cooperate with Tenant, at no cost, expense or liability to Landlord, to reduce the Letter of Credit then held by Landlord to the amount of the Reduced Security Deposit.  If the Security Deposit is reduced as provided herein, then from and after the date of such reduction, the “Security Deposit “ shall be deemed to be the Reduced Security Deposit, for all purposes of this Lease.

8.	Seventh Amendment Tenant Improvements. Tenant shall have the right to construct certain tenant improvements in the Premises subject to the terms of the “Work Letter” attached hereto as Exhibit C.

Tenant shall not be required to remove or restore the Seventh Amendment Tenant Improvements (as defined in the Work Letter) at the expiration or earlier termination of the Term, nor shall Tenant have the right to remove any of the Seventh Amendment Tenant Improvements at any time during the Term or at the expiration or earlier termination of the Term.

9.

Staircase Allowance Rent.  In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Staircase Allowance (as defined in the Work Letter).  Commencing on the first day of the month following the date that Landlord first disburses all or any portion of the Staircase Allowance, and continuing thereafter on the first day of each month of the Term, Tenant shall pay the amount necessary to amortize the portion of the Staircase Allowance actually funded by Landlord, if any, over a period of 10 years in equal monthly payments with interest at a rate of 7% per annum, which interest shall begin to accrue on the date that Landlord first disburses the applicable portion of such Staircase Allowance.  Tenant acknowledges that because the Staircase Allowance may be disbursed to Tenant in multiple disbursements following the date of this Seventh Amendment, the Additional Rent payable by Tenant pursuant to this Section 9 may be adjusted following each such disbursement.  Any of the Staircase Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease; provided, however, if Tenant exercises its first Extension Right pursuant to Section 40(a) of the original Lease then, commencing on the first day of the Extension Term, Tenant shall have no further obligation to reimburse Landlord for the Staircase Allowance or applicable interest remaining.

10.

Maintenance.  Notwithstanding the foregoing, Tenant has the right to elect to undertake, at Tenant’s sole cost and expense, all of Landlord’s maintenance obligations with respect to the Building Systems serving exclusively the Premises (the “Exclusive Systems”) in the condition which the Exclusive Systems are required to be maintained by Landlord under the Lease.  If Tenant elects to undertake Landlord’s maintenance obligations with respect to the Exclusive Systems, Tenant shall continue to perform all of Landlord’s maintenance obligations with respect to the Exclusive Systems until the date that Landlord undertakes the maintenance of the Exclusive Systems following a Maintenance Breach.  The maintenance obligations described in the first sentence of this paragraph shall include, without limitation, an obligation on the part of Tenant to repair, replace and maintain the Exclusive Systems in good condition and working order and in a first class manner consistent with other Class A office and laboratory projects in the Cambridge area.  Tenant’s maintenance obligation shall also include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Landlord, with copies to Landlord upon Landlord’s written request, for and with contractors acceptable to Landlord specializing and experienced in the maintenance and repair that Tenant is responsible for under the Lease. During any period where Tenant is maintaining the Exclusive Systems as provided for in this paragraph, Landlord shall, notwithstanding anything to the contrary contained in the Lease, have no obligation to perform any maintenance, repairs or replacements under the Lease with respect to the Exclusive Systems. Tenant’s maintenance obligations under this paragraph shall not include the right on the part of Tenant to make any capital repairs or improvements to the Exclusive Systems without Landlord’s prior written consent.  Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Project or any other tenants of the Project.  If Tenant (a) fails to maintain any portion of the Exclusive Systems in a manner reasonably acceptable to Landlord within the requirements of the Lease, (b) Tenant’s maintenance performed pursuant to this paragraph adversely affects the Building, Building Systems other than the Exclusive Systems, or other tenants of the Project, or (c) if Robert Fay ceases to be employed by Tenant (each, a “Maintenance Breach”), Landlord shall have the right to provide Tenant with written notice thereof and to assume maintenance of all or any portion of the Exclusive Systems if Tenant does not cure the Maintenance Breach within 10 business days after receipt of such notice.

11.	Parking.

a.Commencing on the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date, subject to the terms of Section 7(b) of the Sixth Amendment, Landlord shall make available to Tenant at then-current market rates (which market rate may be adjusted from time to time) a license for up to an additional 28 parking spaces in the Binney Parking Garage located at 50-60 Binney Street (“Third Floor/First Floor Parking Spaces”), all of such parking spaces to be on a non-reserved basis.  Tenant shall notify Landlord prior to the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date as to how many of the Third Floor/First Floor Parking Spaces Tenant will license pursuant to the Lease.  As of the Third Floor/First Floor Sixth Expansion Premises Rent Commencement Date, the market parking rate for the parking spaces is $300.00 per parking space month.  Tenant’s pro rata share of the Binney Parking Garage shall be adjusted in accordance with the number of Third Floor/First Floor Parking Spaces licensed by Tenant during the Term pursuant to this Section 11(a).

b.Commencing on the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, subject to the terms of Section 7(b) of the Sixth Amendment, Landlord shall make available to Tenant at then-current market rates (which market rate may be adjusted from time to time) a license for up to an additional 27 parking spaces in the Binney Parking Garage located at 50-60 Binney Street (“Fourth Floor/Lower Level Parking Spaces”), all of such parking spaces to be on a non-reserved basis.  Tenant shall notify Landlord prior to the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date as to how many of the Fourth Floor/Lower Level Parking Spaces Tenant will license pursuant to the Lease. As of the Fourth Floor/Lower Level Sixth Expansion Premises Rent Commencement Date, the market parking rate for the parking spaces is $300.00 per parking space month.  Tenant’s pro rata share of the Binney Parking Garage shall be adjusted in accordance with the number of Fourth Floor/Lower Level Parking Spaces licensed by Tenant during the Term pursuant to this Section 11(b).

c.In the event that the Premises are increased to include any of the Identified Space (as defined in Section 14 below), upon the commencement date of the Lease with respect to such Identified Space, Tenant’s pro rata share of the Binney Parking Garage shall be further adjusted by an amount equal to 0.9 parking spaces per rentable square foot of the applicable Identified Space.  Also, if Tenant surrenders any portion of the Premises at any time during the Term, Tenant’s pro share of the Binney Parking Garage shall be decreased by an amount equal to 0.9 parking spaces per rentable square foot of the surrendered portion of the Premises.

12.	Intentionally Omitted.
13.

Signage.  Tenant shall have the right, subject to Landlord’s signage program at the Project and all applicable Legal Requirements, to remove Tenant’s existing second story Exterior Sign from its current location on the First Street side of the Building and to replace such sign with a new Exterior Sign at the leftmost corner of the First Street side of the Building at the highest location allowable permitted in the zoning district in which the Premises are located. Tenant’s Exterior Sign shall continue to be subject to the terms of Section 10 of the First Amendment (as the same has been amended).

Landlord shall, at Landlord cost and expense, provide signage on the Building directories with respect to the Sixth Expansion Premises and the Seventh Expansion Premises.  Tenant shall continue to have Building Entrance Signage pursuant to Section 10 of the First Amendment.  So long as Tenant remains the largest tenant at the Project in terms of rentable square footage leased, Tenant shall have the most prominent listing in all Building directories.

14.	Right to Expand.

a.Expansion in the Building.  Subject to the superior rights of any tenants of the Building existing as of the date of this Seventh Amendment, Tenant shall have the right, but not the obligation, during the Term, to expand the Premises (the “Expansion Right”) to include any Available Space in the Building upon the terms and conditions in this Section.  For purposes of this Section 14(a), “Available Space” shall mean that certain space located on the second and third floors of the Building described on Exhibit D attached hereto, which is not occupied by an existing tenant or which is occupied by a tenant and such then tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  If there is any Available Space, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of such Available Space (“Identified Space”), together with the terms and conditions (including base rent) on which Landlord is prepared to lease Tenant such Identified Space, provided that the base rent payable with respect to the Identified Space shall be at the Market Rate (as defined in Section 6(b) above.  Tenant shall be entitled to exercise its right under this Section 14(a) only with respect to the entire Identified Space described in such Expansion Notice. Tenant shall have 10 days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right with respect to the Identified Space (“Exercise Notice”).  If the parties are unable to agree on the Market Rate payable with respect to the Identified Space within 30 days after Tenant’s delivery to Landlord of an Exercise Notice, then the Market Rate payable with respect to Identified Space shall be determined by arbitration pursuant to Section 40(b) of the original Lease.  The term of the Lease with respect to the Available Space shall be co-terminous with the Term of the Lease for the existing Premises; provided, however, that (1) if less than 3 years are remaining in the Base Term of the Lease at the time Landlord delivers an Expansion Notice, then Tenant’s exercise of the Expansion Right with respect to the Identified Space shall be contingent on Tenant’s exercising its first Extension Right simultaneously with its Exercise Notice, and (2) if less than 3 years are remaining in the first Extension Term at the time Landlord delivers an Expansion Notice, then Tenant’s exercise of the Expansion Right with respect to the Identified Space shall be contingent on Tenant’s exercising its second Extension Right simultaneously with its Exercise Notice.  Tenant’s failure to deliver an Exercise Notice to Landlord shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Identified Space, in which case Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord; provided, however, that if (x) Landlord intends to lease the Identified Space to a third party for less than ninety percent (90%) of the net effective rent contained in the Expansion Notice, or (y) Landlord fails to enter into an agreement to lease the Identified Space within 9 months after Landlord’s delivery of the applicable Expansion Notice to Tenant, then prior to leasing the Identified Space to a third party, Landlord shall again give Tenant an Expansion Notice and Tenant shall again have its Expansion Right with respect to such Identified Space, subject to the terms and conditions of this Section 14(a).  Notwithstanding anything to the contrary contained herein, Tenant’s Expansion Right shall be null and void and of no further force or effect after (i) the date that is 9 months prior to the expiration date of the Base Term if Tenant has not exercised its first Extension Right pursuant to Section 40(a) of the original Lease, and (ii) the date that is 9 months prior to the expiration of the first Extension Term if Tenant has not exercised its second Extension Right pursuant to Section 40(a) of the original Lease.

b.Amended Lease.  If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice, or (ii) after the expiration of a period of 15 days after Landlord’s delivery to Tenant of a proposed amendment to this Lease, no lease amendment for the Identified Space acceptable to both parties each in their reasonable discretion has been executed, Tenant shall be deemed to have forever waived its right to lease such Identified Space; provided, however, that so long as the parties are diligently negotiating the terms of such proposed amendment in good faith, such 15 day period shall be extended on a day-for-day basis until either an amendment is executed by the parties or the date either party elects to cease negotiating an amendment.

c.Exceptions.  Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d.Termination.  The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right if, after such exercise, but prior to the commencement date of the lease of such Available Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

e.Subordinate.  Tenant’s rights in connection with the Expansion Right are and shall be subject to and subordinate to any existing expansion or extension rights granted to any existing tenant of the Building.

f.Rights Personal.  The Expansion Right is personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

g.No Extensions.  The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

15.

Security.  Upon written request from Tenant, Landlord shall cause, at Tenant’s sole cost and expense, the Building elevators to be set to provide card access to floors of the Building which are leased entirely to Tenant.  In addition, Tenant may, at Tenant’s sole cost and expense, shall have the right to utilize the First Floor Sixth Expansion Premises as a branded (which branding shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed), dedicated security checkpoint for Tenant’s visitors and employees.  Any alterations or improvements required in order to convert the First Floor Sixth Expansion Premises to a checkpoint shall constitute Alterations subject to Section 12 of the original Lease, including Landlord’s right to approve Tenant’s plans for the conversion.

16.

Lobby Improvements.  Landlord shall, at Landlord’s sole cost and expense, make improvements to the main lobby area of the Building, as determined by Landlord in its sole and absolute discretion, during the calendar year 2018.  Landlord shall provide Tenant with a copy of Landlord’s plans for such lobby improvements once they have been finalized by Landlord.

17.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Seventh Amendment and that no Broker brought about this transaction, other than CBRE New England.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than CBRE New England, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

18.	Miscellaneous.

a.This Seventh Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Seventh Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Seventh Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Seventh Amendment attached thereto.

d.Except as amended and/or modified by this Seventh Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Seventh Amendment.  In the event of any conflict between the provisions of this Seventh Amendment and the provisions of the Lease, the provisions of this Seventh Amendment shall prevail.  Whether or not specifically amended by this Seventh Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Seventh Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the day and year first above written.

TENANT:

SAREPTA THERAPEUTICS, INC.,

a Delaware corporation

/s/ Douglas S. Ingram

By: Douglas S. Ingram

Its: President and CEO

LANDLORD:

ARE-MA REGION NO. 38, LLC,
a Delaware limited liability company

By:Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS Corp., a Maryland corporation, general partner

/s/ Jackie Clem

By: Jackie Clem

Its: Senior VP RE Legal Affairs

Exhibit A

Sixth Expansion Premises and Seventh Expansion Premises

A-1

A-2

Exhibit B

Intentionally Omitted

B-1

Exhibit C

Work Letter

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement dated as of June 25, 2013, as amended by that certain First Amendment to Lease dated as of November 13, 2013, as further amended by that certain Second Amendment to Lease dated as of February 18, 2014, as further amended by that certain Third Amendment to Lease dated as of July 31, 2014, as further amended by that certain Fourth Amendment to Lease dated as of August 28, 2014, and as further amended by that certain Fifth Amendment to Lease dated as of November 7, 2014, and as further amended by that certain Sixth Amendment to Lease dated as of November 30, 2016 and as further amended by that certain Seventh Amendment to Lease dated of even date herewith (as amended, the “Lease”) by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAREPTA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Robert Fay (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord’s Authorized Representative.  Landlord designates Jeff McComish and Tom Bryte (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Seventh Amendment Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Seventh Amendment Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Landlord consents to Tenant’s selection of Ralph E. Dineen Architect as the TI Architect, to Timberline Construction Corp as the general contractor, and DPS Engineering as the engineer for the Seventh Amendment Tenant Improvements.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.Seventh Amendment Tenant Improvements.

(a)Seventh Amendment Tenant Improvements Defined.  As used herein, “Seventh Amendment Tenant Improvements” shall mean all improvements to the Premises (including, without limitation, the Sixth Expansion Premises and the Seventh Expansion Premises) desired by Tenant of a fixed and permanent nature, which Seventh Amendment Tenant Improvements shall include, without limitation, the Staircase Improvements, the Restroom Improvements and the Base Building Improvements (all as defined in Section 5(b) below) and the conversion of the existing Building Systems controls in the Fourth Floor Sixth Expansion Premises and the Third Floor Sixth Expansion Premises to Johnson Controls Metasys systems.  Landlord hereby approves of the conceptual plans for the Seventh Amendment Tenant Improvements as set forth on Schedule 1 attached to this Work Letter.  Notwithstanding anything to the contrary contained in the Lease including, without limitation, the Seventh Amendment, other than funding the TI Allowance, the Restroom Allowance, the Staircase Allowance and the Base Building Allowance (all as defined in Section 5(b) below) as provided herein, Landlord shall not have any obligation whatsoever with respect to paying for the Seventh Amendment Tenant Improvements or otherwise finishing of the Sixth Expansion Premises or Seventh Expansion Premises for Tenant’s use and occupancy.

Notwithstanding anything to the contrary in the Lease or the Seventh Amendment, Landlord shall cause, at Landlord’s sole cost and expense (provided that nothing herein shall preclude Landlord from pursuing any prior tenants or third parties for reimbursement of such costs), the remediation, in a manner acceptable to Landlord in its reasonable discretion and otherwise in compliance with Legal Requirements, of Hazardous Materials not caused by Tenant or any Tenant Party requiring remediation pursuant to Legal Requirements discovered in the Sixth Expansion Premises or the Seventh Expansion Premises during the construction of the Seventh Amendment Tenant Improvements.

(b)Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Seventh Amendment Tenant Improvements.  Not more than five (5) days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord with regard to the TI Design Drawings.  Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval.  Such process shall continue until Landlord has approved the TI Design Drawings.  Landlord’s approval of the TI Design Drawings shall not be unreasonably withheld, conditioned or delayed.

(c)Working Drawings.  Within a reasonable period following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Seventh Amendment Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Seventh Amendment Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than five (5) business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).  Landlord’s approval of the TI Construction Drawings shall not be unreasonably, withheld, conditioned or delayed.

(d)Approval and Completion.  If any dispute regarding the design of the Seventh Amendment Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Seventh Amendment Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of the Seventh Amendment Tenant Improvements.

(a)Commencement and Permitting of the Seventh Amendment Tenant Improvements.  Tenant shall not commence construction of the Seventh Amendment Tenant Improvements prior to obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Seventh Amendment Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Seventh Amendment Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Seventh Amendment Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building System.

(c)Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Seventh Amendment Tenant Improvements.

(d)Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Seventh Amendment Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Seventh Amendment Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Seventh Amendment Tenant Improvements.

4.Changes.  Any changes requested by Tenant to the Seventh Amendment Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within five (5) business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes.  If Landlord approves such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.Costs.

(a)Budget For Seventh Amendment Tenant Improvements.  Before the commencement of construction of the Seventh Amendment Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Seventh Amendment Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord.

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $5,208,850 in the aggregate.  The TI Allowance shall be disbursed in accordance with this Work Letter.

The TI Allowance shall be disbursed in accordance with this Work Letter.  Except as otherwise expressly provided in this Section 5, Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Seventh Amendment Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or other Alterations in the Premises approved by Landlord (“Seventh Amendment Alterations”), or (ii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the date that is 21 months after the Sixth Expansion Premises Commencement Date.  Notwithstanding anything to the contrary contained herein, any unused portion of the TI Allowance may be used by Tenant for either the Staircase Improvements, the Base Building Improvements or the Restroom Improvements.

In addition to the TI Allowance, Landlord shall provide to Tenant an allowance for the costs incurred by Tenant, of $800,000 (the “Restroom Allowance”) for the renovation of the restrooms located in the Fourth Floor Sixth Expansion Premises and the Third Floor Sixth Expansion Premises (the “Restroom Improvements).  Tenant shall be responsible for the cost of the Restroom Improvements in excess of the Restroom Allowance.  Notwithstanding anything to the contrary contained herein, any unused portion of the Restroom Allowance may be used by Tenant for either the Staircase Improvements, the Base Building Improvements or the Seventh Amendment Tenant Improvements.

Landlord shall also provide Tenant with an allowance, in the amount of $150,000 (the “Staircase Allowance”), for costs incurred by Tenant for the installation of a staircase interconnecting the Fourth Floor Sixth Expansion Premises and the Third Floor Sixth Expansion Premises (“Staircase Improvements”), which Staircase Allowance shall, to the extent used, result in Additional Rent as set forth in Section 9 of the Seventh Amendment.  Tenant shall be responsible for the cost of the Staircase Improvements in excess of the Staircase Allowance.  Notwithstanding anything to the contrary contained herein, any unused portion of the Staircase Allowance may be used by Tenant for either the Restroom Improvements, the Base Building Improvements or the Seventh Amendment Tenant Improvements.

Landlord shall also provide Tenant with an allowance, in the amount of $4,250,000 (the “Base Building Allowance”), for costs incurred by Tenant to be comprised of (i) $1,000,000 for the construction of certain improvements to the Base Building affecting the Existing Premises in accordance with the plans approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, including, without limitation, improvements to the boilers, controls and HVAC distribution affecting the Existing Premises, (ii) $750,000 for costs incurred for the HVAC system to be installed in the Third Floor Sixth Expansion Premises, (iii) $750,000 for costs incurred for the HVAC system to be installed in the Fourth Floor Sixth Expansion Premises, and (iv) $1,750,000 for costs incurred in connection with the purchase and installation of skylights to be installed in the Fourth Floor Sixth Expansion Premises as shown on the roof plan attached hereto as Schedule 2, the approximately size and location of which has been agreed upon y Landlord and Tenant (collectively, “Base Building Improvements”).  Landlord shall reasonably assist Tenant, at no cost to Landlord, in obtaining any permits required for the Base Building Improvements.  Tenant shall be responsible for the cost of the Base Building Improvements in excess of the Base Building

Allowance.  Any unused portion of the Base Building Allowance may be used by Tenant for either the Restroom Improvements, the Staircase Improvements or the Seventh Amendment Tenant Improvements.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Seventh Amendment Tenant Improvements or the Seventh Amendment Alterations, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Seventh Amendment Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, other than as provided in the immediately following sentence, the TI Fund shall not be used to purchase any furniture, personal property or other trade fixtures or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Seventh Amendment Tenant Improvements.  Notwithstanding anything to the contrary contained in the Lease, Landlord shall not be entitled to a construction management fee, oversight fee or supervisions fee in connection with the Seventh Amendment Tenant Improvements or the Seventh Amendment Alterations.  In the event that Landlord incurs actual out-of—pocket costs in connection with Landlord’s review of plans and specifications for the Seventh Amendment Tenant Improvements and the Seventh Amendment Alterations, the maximum amount that Tenant shall be required to reimburse Landlord for such review shall be $10,000.00.

(d)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Seventh Amendment Tenant Improvements except to the extent of the TI Allowance (and the Restroom Allowance, the Staircase Allowance and the Base Building Allowance, as applicable).  If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (and the Restroom Allowance, the Staircase Allowance and the Base Building Allowance, as applicable) (collectively, “Excess TI Costs”), monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw.  For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease.  The TI Allowance, the Restroom Allowance, the Staircase Allowance, the Base Building Allowance and Excess TI Costs are herein referred to as the “TI Fund.”  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e)Payment for TI Costs.  During the course of design and construction of the Seventh Amendment Tenant Improvements, subject to the terms of Section 5(d), Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Seventh Amendment Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Seventh Amendment Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding.  In no event shall Landlord have any obligation to fund any portion of the TI Allowance, the Restroom Allowance or the Staircase Allowance during any period that Tenant is in Default under the Lease.

Schedule 1

Conceptual Plans

RICHMOND

Scope of Work

Alexandria- 3rd/4th Floor C/S Scope
215 First Street, Cambridge MA

Project # TBD
January 08, 2018

1. **Architectural**

   - Misc steel for shaft related work
   - Provide new structural steel for new rooftop units
   - New toilet cores for the 4th floor to accommodate 200 people
   - Refurbish existing toilet rooms on the 3rd floor
   - Demolition on the 3rd floor office area
   - 4th floor duct shaft for new 3rd floor rooftop unit distribution

2. **Fire Protection**

   - Rework sprinkler heads on the 3rd floor for upright configuration
   - Provide new sprinklers in electric and mechanical rooms
   - Provide new sprinkler related work for all new common areas

3. **Plumbing**

   - Rework existing gas piping to serve new HVAC boilers
   - New domestic cold water line for tenant use on the 3rd/4th floors, 2 inch valve/cap connection
   - Domestic cold water to new toilet cores
   - Provide new electric hot water heater above ceiling for new toilet cores, with drain pan and water bug, to shut off cold water if water is present
   - Domestic waste/vent for new toilet cores
   - Rework existing toilet cores to include new fixtures
   - New cooler drinking fountain for the 3rd/4th floors
   - New janitors closet for the 4th floor
   - Refurbish 3rd floor janitors closet

4. **Electrical**

   - Re-use existing base building electric rooms
   - Re-use existing electric room 441
   - Panels DPM2 and DP44 located in electric room 411 need to be relocated to a new electric room
   - Route new power from main electric room on the 2nd floor, or provide j-box at current electric room location and route new wires to new electric room location
   - Panel DPM2 will have to be phased or new panel installed to accommodate existing equipment to remain operational
   - New power distribution to new HVAC and Plumbing equipment
   - New lighting and convenience outlets in common areas and toilet cores
   - Distribution of fire alarm and life safety as required to common areas
   - Card access excluded

Page 1 | 2

RICHMOND

Scope of Work

- Security excluded
- Tel/data excluded
- AV excluded

<u>SEE ADDITIONAL DOCUMENT FOR HVAC SCOPE OF WORK / BASIS OF DESIGN…</u>

Page 2 | 2

AHA

BASIS OF DESIGN

Date: March 28, 2018
Subject: 215 First St., Cambridge, HVAC Systems Basis of Design

The intent of the below HVAC scope of work is to capture the base building alterations needed to be able to renovate the 3rd and 4th floors for a new office tenant.

HVAC

1. Remove the two existing Trane Intellipak package rooftop HVAC units (one 50 ton, one 75 ton) from the structural framing on the roof. Remove the existing McQuay 50 ton package rooftop HVAC unit from the structural framing on the roof. Remove the four Carrier packaged rooftop HVAC unit (2 @ 7.5 ton, 2 @ 12.5 ton) and roof curbs from the roof. Coordinate with plumbing and electrical contractors to remove the gas piping and power feeds from these units. Coordinate with roofing contractor to patch and repair roofing where the roof curbs are removed.

2. Provide one new nominal 90 Ton Trane Packaged Air-Cooled Dx Intellipak Rooftop Unit on the west side structural framing (in place of the removed 75 ton unit). Provide one new nominal 50 Ton Trane Packaged Air-Cooled Dx Intellipak Rooftop Unit on the east side structural framing (in place of the removed 50 ton unit). Provide one new nominal 50 Ton Trane Packaged Air-Cooled Dx Intellipak Rooftop Unit on the south side structural framing (in place of the removed 50 ton McQuay unit). to serve the 4th floor office area. Units shall be mounted on vibration isolation rail on dunnage, with return/exhaust fan with 100% Economizer, VFD (VAV) control and morning warm-up via reheat boxes and recirculation. Provide internal control unit with BACnet communications for interface with the building control system. Connect existing supply and return ducts in each location to the new unit supply and return connections with flexible duct connectors and new fire/smoke damper and smoke detectors.

3. Provide one new nominal 50 Ton Trane Packaged Air-Cooled Dx Intellipak Rooftop Unit on the west side structural framing (in the open space beside the new 90 ton unit). Units shall be mounted on vibration isolation rail on dunnage, with return/exhaust fan with 100% Economizer, VFD (VAV) control and morning warm-up via reheat boxes and recirculation. Provide internal control unit with BACnet communications for interface with the building control system.

4. Provide new SA/RA Ductwork riser for new 50 Ton Packaged unit down through roof to the 3rd floor. SA duct shall be 60 x 24 thru roof, with RA Duct shall be 60 x 36. Provide SA duct with fire/smoke dampers and detector. Provide supply and return duct sound attenuators.

Lexington, MA
24 Hartwell Avenue
3rd Floor
Lexington, MA 02421
T 781-372-3000

Cambridge, MA
700 Technology Square
Suite 402
Cambridge, MA 02139
T 781-372-3000

Atlanta, GA
3700 Mansell Road
Suite 200
Alpharetta, GA 30022
T 770-992-8585

Washington, DC
3000 Wilson Boulevard
Suite 210
Arlington, VA 22201
T 571-451-1940

Schedule 2

Roof Plans

LINSKEY WAY
SECOND STREET
ATHENAEUM STREET
(2) APPROXIMATELY 20' X 20' SKYLIGHTS, AS APPROVED BY LANDLORD

R.E. DINNEEN ARCHITECTS & PLANNERS, INC.

PROJECT NO. 101
CORE & SHELL IMPROVEMENTS

215 FIRST STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE: ROOF PLAN

SCALE: 1/16" = 1'- 0"

RP-1

Exhibit D

Available Space

D-1

D-2

Exhibit E

Base Rent Schedule

E-1